Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Ordinary Shares (including the Ordinary Shares underlying the ADSs) of OneConnect Financial Technology Co., Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: March 7, 2025

Bo Yu Limited

By:	/s/ Dong Yanmei
Name: Dong Yanmei
Title: Director

Ping An Insurance (Group) Company of China, Ltd.

By:	/s/ Xie Yonglin
Name: Xie Yonglin
Title: Executive Director, President and Co-CEO